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FOR IMMEDIATE RELEASE

Contacts:
     Dennis McGrath
     McGrath-Buckley
     651/646-4115


       VirtualFund names new Board Chair and announces management changes


Minneapolis, MN, May 7, 2001 - VirtualFund.com, Inc. (Nasdaq: VFND)


VirtualFund.com, Inc. today announced changes in its Board of Directors and management.

The Company has accepted Roger Wikner's resignation from the Board. The Board commended Mr. Wikner for his service to the Company. Tim Duoos, currently a Director, has assumed Mr. Wikner's former role as Chairman. Edward Adams, also currently a Director, will serve as Vice Chairman.

In addition, a number of changes have been made recently to the Company's management. Effective May 1, 2001 Monte S. Johnson has been named as the Company's new interim Chief Executive Officer. Mr. Johnson, an MBA and CPA, was the Chief Financial Officer and Senior Vice President of Pro Staff Personnel Services prior to joining VirtualFund. Previously he served as Director of Business Development and Mergers & Acquisitions at Honeywell, Inc. Prior to that Mr. Johnson was a Senior Manager at Deloitte & Touche International. Mr. Johnson replaces Mr. Doug Coy who has resigned and had been serving in the same role the past few months. Mr. Mike Coughlin, who had been serving in the role of Chief Financial Officer, has also resigned.


ABOUT VIRTUALFUND, INC.

VirtualFund.com, Inc. is currently engaged in Internet hosting and information technology systems integration and consulting through its principal operating subsidiary, RSPNetwork, Inc. Telephone: 952-943-9777. Fax: 952-829-1988. Additional information is available on the Company's Web site at http://www.virtualfund.com.




Forward Looking Statements:
This document may contain statements that are intended as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases "expects", "will continue", "is anticipated", "we believe", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or results presently anticipated or projected. Those risks and uncertainties include those discussed in this document. We wish to caution you not to place undue reliance on forward-looking statements. The factors listed in this document may have affected the Company's performance in the past and could affect future performance. Anyone deciding to invest in our common stock will take on a financial risk. In deciding whether to invest, individuals should carefully consider the factors included in this document and other information publicly available to them. If we are unable to implement our plans successfully, we may lose our investment in one or more of the programs described in this document.